Exhibit 99.1

FOR IMMEDIATE RELEASE

May 5, 2011

Contact:

John B. Woodlief

Vice President – Finance

and Chief Financial Officer

           704-372-5404

Ruddick Corporation Reports Fiscal Second Quarter 2011 Results

CHARLOTTE, N.C.—May 5, 2011--Ruddick Corporation (NYSE:RDK) (the “Company”) today reported that consolidated sales for the fiscal second quarter ended April 3, 2011 increased by 5.7% to $1.13 billion from $1.07 billion in the second quarter of fiscal 2010. For the 26 weeks ended April 3, 2011, consolidated sales increased by 6.0% to $2.24 billion from $2.11 billion for the comparable period of fiscal 2010. The increase in consolidated sales for the quarter and 26-week period was attributable to sales increases at both of the Company’s operating subsidiaries - Harris Teeter, Inc., the Company’s supermarket subsidiary, and American & Efird (“A&E”), the Company’s sewing thread and technical textiles subsidiary.

The Company reported that consolidated net income in the second quarter of fiscal 2011 increased by 8.8% to $29.9 million, or $0.61 per diluted share, from the $27.5 million, or $0.57 per diluted share reported in the prior year second quarter. For the 26 weeks ended April 3, 2011, consolidated net income increased by 32.9% to $68.0 million, or $1.39 per diluted share, from the $51.2 million, or $1.06 per diluted share reported in the same period of fiscal 2010. The increase in net earnings for the fiscal quarter was driven by operating profit improvements at both Harris Teeter and A&E when compared to the second quarter of fiscal 2010.  The increase in net earnings for the 26-week period was driven by operating profit improvements at both operating subsidiaries and a pre-tax gain of $19.5 million ($10.3 million after tax or $0.21 per diluted share) from the sale of the Company’s interest in a foreign investment that was recorded in the first quarter of fiscal 2011.

Harris Teeter sales increased by 4.9% to $1.05 billion in the second quarter of fiscal 2011, from sales of $1.00 billion in the second quarter of fiscal 2010. For the 26 weeks ended April 3, 2011, sales rose 5.5% to $2.08 billion from $1.97 billion in the same period of fiscal 2010. The increase in sales for the quarter and 26-week period was attributable to incremental new store sales and an increase in comparable store sales of

1.42% for the quarter and 1.81% for the 26-week period ended April 3, 2011. The 2011 Easter holiday sales will be reported in the third quarter of fiscal 2011 and the 2010 Easter holiday sales were reported in the third quarter of fiscal 2010; however, the 2010 Easter holiday sales are included in the second quarter of fiscal 2010 when computing comparable store sales because of a shift of one week caused by the 53-week year in fiscal 2010. Management has estimated that the Easter holiday shift negatively impacted the fiscal 2011 comparable store sales calculation by approximately 68 basis points for the quarter and 35 basis points for 26-week period ended April 3, 2011.

During the first half of fiscal 2011, Harris Teeter has opened four new stores (one of which replaced an existing store) and closed one store. Since the second quarter of fiscal 2010, Harris Teeter has opened eight new stores (one of which replaced an existing store) and closed one store, for a net addition of seven stores. Harris Teeter operated 202 stores at the end of the second quarter of fiscal 2011.

Harris Teeter’s operating profit for the second quarter of fiscal 2011 increased 7.1% to $50.5 million (4.81% of sales) from the $47.1 million (4.71% of sales) reported in the second quarter of fiscal 2010. For the 26 weeks ended April 3, 2011, operating profit increased by 6.7% to $95.4 million (4.58% of sales), from $89.4 million (4.53% of sales) in the prior year period. Operating profit was impacted by new store pre-opening costs of $1.9 million (0.18% of sales) and $2.2 million (0.22% of sales) in the second quarter of fiscal 2011 and fiscal 2010, respectively.  Pre-opening costs for the 26-week periods ended April 3, 2011 and March 28, 2010 were $3.9 million (0.18% of sales) and $4.8 million (0.24% of sales), respectively.  New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule.

The fiscal 2011 increases in Harris Teeter’s operating profit described above resulted primarily from Harris Teeter’s increased sales and a continued emphasis on operational efficiencies and cost controls.  A portion of the savings realized from these efforts have been utilized to fund increased promotional activity designed to provide additional value to our customers and offset increased occupancy costs, healthcare expense and increased debit and credit card fees.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, “We are very pleased with our results for the first half of fiscal 2011. Our comparable store sales remain strong on a comparable holiday basis.  For a number of our customers, consumer confidence appears to be more optimistic as evidenced by a trading up in categories such as premium meats and wines, specialty breads and fresh produce.  We are also seeing an increase in purchases of other categories such as prepared dinners, bottled water, organic produce, natural bulk foods and frozen natural and organic items, all of which had declined during the recession.  During the first half of fiscal 2011, Harris Teeter’s operating profit has increased as a result of our focus on operating efficiencies and cost saving initiatives.  So far this year we have been successful in passing along most of the cost inflation created by increased commodity prices, as evidenced by our gross profit margin percentage excluding our LIFO charge. Our gross margin, calculated without the LIFO charges of $4.8 million for the quarter and $5.3 million for the 26-week period of fiscal 2011, would have increased year over year by 31 basis points for the quarter and 9 basis points for the first half of fiscal 2011. We have also made further strides at increasing our overall customer base.  During the second quarter of fiscal 2011, our customer loyalty data indicates that the number of active households increased by 1.74% (2.18% excluding the Easter holiday week). While we remain cautious in our expectations for the remainder of the year, we are encouraged by the indication of a more positive change in our customers’ purchasing habits and will continue to adjust our promotional activity to continue to increase our market share.  In addition, we remain focused on controlling both store operating and corporate expenses.”

A&E sales increased by 16.7% to $82.6 million in the second quarter of fiscal 2011, from sales of $70.8 million in the second quarter of fiscal 2010.  For the 26 weeks ended April 3, 2011, sales rose 12.1% to $155.8 million from sales of $139.0 million in the prior year 26-week period.  Foreign sales accounted for approximately 55% of A&E’s sales in the second quarter and 26-week period of fiscal 2011, as compared to 53% and 54% in the second quarter and 26-week period of fiscal 2010, respectively.

A&E’s operating profit for the second quarter of fiscal 2011 increased 100.9% to $6.3 million from $3.1 million in the second quarter of fiscal 2010. For the 26 weeks ended April 3, 2011, A&E’s operating profit increased by 67.2% to $11.9 million, from the $7.1 million for the same period of fiscal 2010.  Operating profit improvements were realized in A&E’s U.S. operations and the majority of its foreign operations. The increase in sales contributed to improved operating schedules at most of A&E’s manufacturing facilities throughout the world.

Mr. Dickson said, “We remain encouraged by A&E’s operating results for the first half of fiscal 2011. A&E’s success in expanding sales and manufacturing capacity in Asia while consolidating manufacturing capacities and reducing operating and overhead costs in the U.S. and Europe resulted in significant improvements in operating profit in fiscal 2011.  A&E’s Asian operations reported sales increases of 29% for the second quarter of fiscal 2011 and 25% for the 26-week period. During the first half of fiscal 2011, over 65% of the finished goods produced were manufactured at A&E’s Asian facilities, including its joint ventures. A&E will continue to expand its manufacturing capacity in Asia to support its growth in sales and market share in this vibrant market. We will also continue to enhance our other international operations and evaluate A&E's structure to best position A&E to take advantage of opportunities available through these operations.”

Consolidated capital expenditures for the Company during the first half of fiscal 2011 totaled $74.1 million and depreciation and amortization totaled $69.6 million. Total capital expenditures during the 26 weeks ended April 3, 2011 were comprised of $71.6 million for Harris Teeter and $2.5 million for A&E.  During the first half of fiscal 2011, Harris Teeter received $22.6 million of cash in connection with the sale of its ownership position in five investment properties along with one owned property. In addition, Harris Teeter invested an additional $14.4 million and received an additional $5.9 million in connection with the development of certain of its new stores.

Harris Teeter’s operating performance and the Company’s strong financial position provides the flexibility to continue with Harris Teeter’s store development program for new and replacement stores along with the remodeling and expansion of existing stores.  Harris Teeter plans to open an additional four new stores and complete the major remodeling on six additional stores during the remainder of fiscal 2011.  The new store development program for fiscal 2011 is expected to include a total of eight new stores and result in a 4.1% increase in retail square footage, as compared to a 6.4% increase in fiscal 2010.  New store openings currently scheduled for the remainder of fiscal 2011 are: two in the third quarter; and two in the fourth quarter.  The decrease in planned new store openings from fiscal 2010 to fiscal 2011 reflects the Company’s efforts, as previously initiated and disclosed, to delay new store openings during these challenging economic times.  Management will continue to evaluate Harris Teeter’s new store program and may adjust its strategic plan accordingly.  In addition, Harris Teeter routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter’s capital expenditure plans include the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development can impact the expected capital expenditures, sales and operating results.

Consolidated capital expenditures for the Company during fiscal 2011 are planned to total approximately $173 million, consisting of $165 million for Harris Teeter and $8 million for A&E.  Such capital investment is expected to be financed by internally generated funds, liquid assets or borrowings under the Company’s revolving line of credit. Management believes that the Company’s revolving line of credit provides sufficient liquidity for what management expects the Company will require through the expiration of the line of credit in December 2012.

The Company’s management remains cautious in its expectations for the remainder of fiscal 2011 due to the current economic environment and its impact on the Company’s customers. Harris Teeter will continue to refine its merchandising strategies to respond to the changing shopping demands and to maintain or increase its customer base. The retail grocery market remains intensely competitive and there is no assurance that the improvements in the textile and apparel industries will continue. Any operating improvement will be dependent on the Company’s ability to increase Harris Teeter’s market share, to continue the improvement in A&E’s sales and resulting operating schedules, and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill or long-lived assets; the cost and availability of energy and raw materials; the Company’s ability to pass along product cost increases through increased sales prices; the continued solvency of third parties on leases that the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successfully executing strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia; and American & Efird, Inc., one of the world’s largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

 ###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

Ruddick Corporation
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended		26 Weeks Ended
	April 3, 2011	March 28, 2010	April 3, 2011	March 28, 2010
Net Sales:
Harris Teeter	$1,050,146	$1,000,651	$2,082,427	$1,972,966
American & Efird	82,627	70,787	155,817	138,984
Total	1,132,773	1,071,438	2,238,244	2,111,950
Cost of Sales:
Harris Teeter	733,070	697,079	1,458,928	1,378,873
American & Efird	62,190	54,116	117,803	106,290
Total	795,260	751,195	1,576,731	1,485,163
Gross Profit:
Harris Teeter	317,076	303,572	623,499	594,093
American & Efird	20,437	16,671	38,014	32,694
Total	337,513	320,243	661,513	626,787
Selling, General and Administrative Expenses:
Harris Teeter	266,606	256,451	528,130	504,693
American & Efird	14,128	13,531	26,162	25,604
Corporate	2,366	1,429	5,085	4,231
Total	283,100	271,411	559,377	534,528
Operating Profit (Loss):
Harris Teeter	50,470	47,121	95,369	89,400
American & Efird	6,309	3,140	11,852	7,090
Corporate	(2,366)	(1,429)	(5,085)	(4,231)
Total	54,413	48,832	102,136	92,259
Other Expense (Income):
Interest expense	5,163	4,981	9,732	10,014
Interest income	(82)	(122)	(115)	(139)
Net investment loss (gain)	114	—	(19,392)	(1)
Total	5,195	4,859	(9,775)	9,874
Earnings Before Taxes	49,218	43,973	111,911	82,385
Income Tax Expense	19,104	16,336	43,429	30,731
Net Earnings	30,114	27,637	68,482	51,654
Less: Net Earnings Attributable to the Noncontrolling Interest	208	158	443	444
Net Earnings Attributable to Ruddick Corporation	$29,906	$27,479	$68,039	$51,210
Earnings Per Share Attributable to Ruddick Corporation:
Basic	$0.62	$0.57	$1.40	$1.06
Diluted	$0.61	$0.57	$1.39	$1.06
Weighted Average Number of Shares of Common Stock Outstanding:
Basic	48,481	48,193	48,446	48,144
Diluted	48,818	48,538	48,806	48,516
Dividends Declared Per Common Share	$0.13	$0.12	$0.26	$0.24
Effective Income Tax Rate	38.8%	37.1%	38.8%	37.3%

Ruddick Corporation
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	April 3, 2011	October 3, 2010	March 28, 2010
Assets
Current Assets:
Cash and Cash Equivalents	$74,311	$73,612	$36,785
Accounts Receivable, Net	105,023	99,407	93,529
Refundable Income Taxes	1,237	16,767	2,876
Inventories	319,816	320,506	319,366
Deferred Income Taxes	1,024	2,236	6,962
Prepaid Expenses and Other Current Assets	30,921	32,443	24,700
Total Current Assets	532,332	544,971	484,218
Property, Net	1,076,574	1,067,807	1,062,451
Investments	175,765	174,733	165,339
Deferred Income Taxes	1,002	977	28,847
Goodwill	515	515	515
Intangible Assets	20,504	21,434	22,548
Other Long-Term Assets	84,618	79,449	81,551
Total Assets	$1,891,310	$1,889,886	$1,845,469
Liabilities and Equity
Current Liabilities:
Notes Payable	$8,054	$6,785	$6,631
Current Portion of Long-Term Debt and Capital Lease Obligations	4,592	12,035	10,283
Accounts Payable	232,024	228,748	212,154
Dividends Payable	—	—	5,853
Deferred Income Taxes	368	159	27
Accrued Compensation	56,442	64,102	56,331
Other Current Liabilities	78,643	90,218	91,602
Total Current Liabilities	380,123	402,047	382,881

Long-Term Debt and Capital Lease Obligations	286,467	296,131	325,913
Deferred Income Taxes	1,836	1,721	574
Pension Liabilities	152,977	185,445	175,394
Other Long-Term Liabilities	113,816	105,619	102,559

Equity:
Common Stock	99,644	98,285	92,363
Retained Earnings	974,106	918,843	869,742
Accumulated Other Comprehensive Loss	(123,408)	(124,679)	(109,710)
Total Equity of Ruddick Corporation	950,342	892,449	852,395
Noncontrolling Interest	5,749	6,474	5,753
Total Equity	956,091	898,923	858,148
Total Liabilities and Equity	$1,891,310	$1,889,886	$1,845,469

Ruddick Corporation
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	26 Weeks Ended
	April 3, 2011	March 28, 2010
Cash Flow From Operating Activities:
Net Earnings	$68,039	$51,210
Non-Cash Items Included in Net Earnings
Depreciation and Amortization	69,590	66,387
Deferred Income Taxes	(23)	1,305
Net Gain on Sale of Property and Investments	(20,130)	(900)
Share-Based Compensation	3,999	2,856
Other, Net	(5,206)	(3,490)
Changes in Operating Accounts Providing (Utilizing) Cash:
Accounts Receivable	(6,040)	(12,963)
Inventories	(136)	(9,452)
Prepaid Expenses and Other Current Assets	1,418	3,817
Accounts Payable	3,637	(16,229)
Other Current Liabilities	(1,996)	3,626
Other Long-Term Operating Accounts	(31,485)	6,855
Dividends Received	—	100
Net Cash Provided by Operating Activities	81,667	93,122

Investing Activities:
Capital Expenditures	(74,109)	(49,000)
Purchase of Other Investments	(14,402)	(9,483)
Proceeds from Sale of Property and Investments	52,303	4,646
Return of Partnership Investments	—	3,364
Investments in COLI, Net of Proceeds from Death Benefits	(1,073)	(85)
Other, Net	(862)	(1,592)
Net Cash Used in Investing Activites	(38,143)	(52,150)

Financing Activities:
Net Proceeds from (Payments on) Short-Term Debt Borrowings	1,678	(18)
Net Payments on Revolver Borrowings	—	(20,700)
Payments on Long-Term Debt and Capital Lease Obligations	(29,291)	(8,735)
Dividends Paid	(12,776)	(11,676)
Proceeds from Stock Issued	360	2,092
Share-Based Compensation Tax Benefits	926	559
Shares Effectively Purchased and Retired for Withholding Taxes	(2,485)	(1,366)
Purchase and Retirement of Common Stock	—	(1,491)
Other, Net	(1,318)	(134)
Net Cash Used in Financing Activities	(42,906)	(41,469)

Increase (Decrease) in Cash and Cash Equivalents	618	(497)
Effect of Foreign Currency Fluctuations on Cash	81	(28)
Cash and Cash Equivalents at Beginning of Period	73,612	37,310
Cash and Cash Equivalents at End of Period	$74,311	$36,785

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
Interest	$9,798	$9,351
Income Taxes	18,171	25,035
Non-Cash Activity:
Assets Acquired Under Capital Leases	12,144	—
Note Received in Connection with Sale of Investments	2,855	—

Ruddick Corporation
Other Statistics
April 3, 2011
(dollars in millions)

	Harris Teeter	American & Efird	Corporate	Consolidated Ruddick Corporation
Depreciation and Amortization:
2nd Fiscal Quarter	$31.8	$2.9	$0.3	$35.0
Fiscal Year to Date	63.1	5.9	0.6	69.6

Capital Expenditures:
2nd Fiscal Quarter	$39.7	$1.5	$—	$41.2
Fiscal Year to Date	71.6	2.5	—	74.1

Purchase of Other Investment Assets:
2nd Fiscal Quarter	$5.8	$—	$—	$5.8
Fiscal Year to Date	14.4	—	—	14.4

Harris Teeter Store Count:	Quarter	Year to Date
Beginning number of stores	201	199
Opened during the period	2	4
Closed during the period	(1)	(1)
Stores in operation at end of period	202	202

	Quarter	Year to Date
Harris Teeter Comparable Store Sales	1.42%	1.81%

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period.